Exhibit 5.1

September 23, 2004

América Móvil, S.A. de C.V.

Lago Alberto 366

Colonia Anáhuac

11320 México, D.F. México

Radiomóvil Dipsa, S.A. de C.V.

Lago Alberto 366

Colonia Anáhuac

11320 México, D.F. México

Ladies and Gentlemen:

We have acted as your special United States counsel in connection with the Amendment No. 1 to the Registration Statement on Form F-4 (the “Registration Statement”) filed on the date hereof by America Móvil, S.A. de C.V. (the “Company”) and Radiomóvil Dipsa, S.A. de C.V., as guarantor (the “Guarantor”) with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Act”), in respect of (a) up to U.S.$500,000,000 aggregate principal amount of 4.125% Senior Notes due 2009 (the “Exchange Notes due 2009”) to be offered in exchange for up to U.S.$500,000,000 aggregate principal amount of the Company’s outstanding 4.125% Senior Notes due 2009 (the “Old Notes due 2009”) and (b) up to U.S.$800,000,000 aggregate principal amount of 5.500% Senior Notes due 2014 (the “Exchange Notes due 2014” and, together with the Exchange Notes due 2009, the “Exchange Notes”) to be offered in exchange for up to U.S.$800,000,000 aggregate principal amount of the Company’s outstanding 5.500% Senior Notes due 2014 (the “Old Notes due 2014” and, together with the Old Notes due 2009, the “Old Notes”). The Exchange Notes will be issued under an indenture dated as of March 9, 2004 (the “Original Indenture”), as supplemented, in the case of the Exchange Notes due 2009, by a First Supplemental Indenture

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Radiomóvil Dipsa, S.A. de C.V., p. 2

dated as of March 9, 2004 (the “First Supplemental Indenture”) and, in the case of the Exchange Notes due 2014, by a Second Supplemental Indenture dated as of March 9, 2004 (the “Second Supplemental Indenture” and, together with the First Supplemental Indenture and the Original Indenture, the “Indenture”), among the Company, the Guarantor and JPMorgan Chase Bank, as trustee (the “Trustee”). Pursuant to the Indenture, the Guarantor will unconditionally guarantee (such guarantees, the “Guarantees”) all of the Company’s obligations under the Exchange Notes.

In arriving at the opinions expressed below, we have reviewed the following documents:

(a)	the Registration Statement;

(b)	executed copies of the Original Indenture, the First Supplemental Indenture and the Second Supplemental Indenture;

(c)	the form of the Exchange Notes due 2009 and the related Guarantee included as Exhibit 4.4 to the Registration Statement; and

(d)	the form of the Exchange Notes due 2014 and the related Guarantee included as Exhibit 4.5 to the Registration Statement.

In addition, we have reviewed the originals or copies certified or otherwise identified to our satisfaction of all such corporate records of the Company and the Guarantor and such other instruments and other certificates of public officials, officers and representatives of the Company and the Guarantor and such other persons, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinions expressed below.

In rendering the opinions expressed below, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. In addition, we have assumed and have not verified (i) the accuracy as to factual matters of each document we have reviewed and (ii) that the Exchange Notes and the Guarantees conform to the forms thereof that we have reviewed and will be duly authenticated in accordance with the terms of the Indenture.

Based on the foregoing, and subject to the further assumptions and qualifications set forth below, it is our opinion that when the Exchange Notes due 2009, the Exchange Notes due 2014 and the related Guarantees, in the forms filed as Exhibit 4.4 and 4.5, respectively, to the Registration Statement, have been duly executed and authenticated in accordance with the Indenture, and duly issued and delivered by the Company and the Guarantor in exchange for an equal principal amount of Old Notes due 2009 and Old Notes due 2014, respectively, (a) the Exchange Notes will be valid, binding and enforceable obligations of the Company, entitled to the benefits of the Indenture and (b) the Guarantees of the Exchange Notes will be valid, binding and enforceable obligations of the Guarantor, entitled to the benefits of the Indenture.

Insofar as the foregoing opinions relate to the validity, binding effect or enforceability of any agreement or obligation of the Company or the Guarantor, (a) we have

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assumed that the Company, the Guarantor and each other party to such agreement or obligation has satisfied those legal requirements that are applicable to it to the extent necessary to make such agreement or obligation enforceable against it (except that no such assumption is made regarding matters of the federal law of the United States of America or the law of the State of New York that in our experience are normally applicable to general business entities in relation to the transactions contemplated in the Indenture), (b) such opinions are subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and to general principles of equity and (c) such opinions are subject to judicial application of foreign laws or foreign governmental actions affecting creditors’ rights.

We express no opinion as to the enforceability of Section 1010 of the Original Indenture providing for indemnification by the Company and the Guarantor of the Trustee and the holders of securities issued under the Indenture against any loss in obtaining the currency due to the Trustee or such holders under the Indenture from a court judgment in another currency.

In addition, we note that the waiver of defenses relating to the Guarantees in Section 1101 of the Original Indenture may be ineffective to the extent that any such defense involves a matter of public policy in New York (such as reflected in New York’s anti-champerty statute).

The foregoing opinions are limited to the federal law of the United States of America and the law of the State of New York.

We hereby consent to the filing of these opinions as Exhibit 5.1 to the Registration Statement and to the use of our name in the Registration Statement and the related prospectus under the captions “Taxation” and “Validity of the Exchange Notes.” In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission issued thereunder.

Very truly yours,

CLEARY, GOTTLIEB, STEEN & HAMILTON

By	/S/ FRANCISCO L. CESTERO
Francisco L. Cestero, a Partner